As filed with the Securities and Exchange Commission on May 23, 2013

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INVACARE CORPORATION
(Exact name of Registrant as specified in its charter)

Ohio		95-2680965
(State or other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification Number)
One Invacare Way Elyria, Ohio 44035
(Address of Principal Executive Offices, including Zip Code)

INVACARE CORPORATION 2013 EQUITY COMPENSATION PLAN
(Full Title of the Plan)

Anthony C. LaPlaca
Senior Vice President and General Counsel
Invacare Corporation
One Invacare Way
Elyria, Ohio 44035
(440) 329-6000

(Name, address and telephone number, including area code,
of agent for service)
Copy to: Douglas A. Neary, Esq. Calfee, Halter & Griswold LLP The Calfee Building 1405 East Sixth Street Cleveland, Ohio 44114-1607 (216) 622-8200
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “small reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer	☐	Accelerated filer	☑

Non-accelerated filer	☐	Smaller reporting company	☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Shares, without par value (3)	3,800,000	$14.70	$55,860,000.00	$7,619.30
Prior Plan Shares (4)	660,337	$14.70	$9,706,953.90	$1,324.03
Total	4,460,337	$14.70	$65,566,953.90	$8,943.33

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such additional shares, without par value (“Common Shares”), of Invacare Corporation (the “Registrant”) as may be issued or become issuable under the terms of the Invacare Corporation 2013 Equity Compensation Plan (the “Plan”), in order to prevent dilution resulting from any stock split, stock dividend or similar transaction.

(2)
Estimated in accordance with Rule 457(c) and (h) under the Securities Act, solely for the purpose of calculating the registration fee and based upon the average of the high and low sales price of the Common Shares reported on the New York Stock Exchange on May 20, 2013, within five business days prior to filing.

(3)
One preferred share purchase right (a “Right”) will also be issued with respect to each Common Share. The terms of the Rights are described in the Registrant's Registration Statement on Form 8-A, dated July 8, 2005, as the same may be further amended or supplemented from time to time.

(4)
The Registration Statement covers 660,337 Common Shares that are now available for issuance under the Plan because such Common Shares were available for awards under the Invacare Corporation 2003 Performance Plan, as amended (the “Prior Plan”) upon expiration of the Prior Plan on May 20, 2013 (the “Prior Plan Shares”). The Prior Plan Shares were previously registered by the Registrant on a Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”), and registration fees were paid for such registration. Concurrently with the filing of this Registration Statement, the Registrant has filed a post-effective amendment to the applicable Registration Statement for the Prior Plan deregistering the Prior Plan Shares that are being carried forward under this Registration Statement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in "Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information" of Form S-8 will be sent or given to participants of the Plan, pursuant to Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

1.	The Registrant's Annual Report on Form 10‑K for the fiscal year ended December 31, 2012;

2.	The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013;

3.	The Registrant's Current Reports on Form 8-K filed on January 22, 2013, May 14, 2013 and May 21, 2013;

4.
The description of the Common Shares contained in the Registrant's Registration Statement on Form 8-A, dated October 22, 1986 (Reg. No. 0-12938) and any amendments and reports filed for the purpose of updating that description; and

5.	The description of the Rights contained in the Registrant's Registration Statement on Form 8-A, dated July 8, 2005, and any amendments or reports filed for the purpose of updating that description;

other than the portions of such documents that, by statute or rule, by designation in such document or otherwise, are not deemed to be filed with the Commission or are not required to be incorporated herein by reference.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part hereof from the date of filing of such documents, other than the portions of such documents that by statute, by designation in such document or otherwise, are not deemed to be filed with the Commission or are not required to be incorporated herein by reference.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Section 1701.13(E) of the Ohio Revised Code sets forth the conditions and limitations governing a corporation's indemnification of officers, directors and other persons. Section 1701.13(E) provides that a corporation shall have the power to indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation in a similar capacity with another corporation or other entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

With respect to a suit by or in the right of the corporation, indemnity may be provided to the foregoing persons under Section 1701.13(E) on a basis similar to that set forth above, except that no indemnity may be provided in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and to the extent that the court of common pleas or the court in which such action, suit or proceeding was brought determines that despite the adjudication of liability but in view of all the circumstances of the case such person is entitled to indemnity for such expenses as the court deems proper.

Moreover, Section 1701.13(E) provides for mandatory indemnification of a director, officer, employee or agent of the corporation to the extent that such person has been successful in defense of any such action, suit or proceeding and provides that a corporation shall pay the expenses of an officer or director in defending an action, suit or proceeding upon receipt of an undertaking to repay such amounts if it is ultimately determined that such person is not entitled to be indemnified. Section 1701.13(E) establishes provisions for determining whether a given person is entitled to indemnification, and also provides that the indemnification provided by or granted under Section 1701.13(E) is not exclusive of any rights to indemnity or advancement of expenses to which such person may be entitled under any articles, regulations, agreement, vote of shareholders or disinterested directors or otherwise.

    Article V of the Registrant's Code of Regulations, as amended, requires the Registrant to indemnify any officer, director or other person, to the fullest extent provided by, or permissible under, Section 1701.13(E) and allows the Registrant to purchase and maintain insurance for protection of the Registrant and for the protection of any director, officer, employee or other person for whose protection, and to the fullest, extent, such insurance may be purchased and maintained under Section 1701.13(E)(7). Under the Registrant's Executive Liability and Defense Coverage Insurance Policy, each director and each executive officer of the Registrant are insured against certain liabilities.

The Registrant has entered into indemnification agreements (the "Indemnification Agreements") with the current directors and certain executive officers of the Registrant and expects to enter into similar agreements with its directors and certain executive officers elected or appointed in the future at the time of their election or appointment. Pursuant to the Indemnification Agreements, the Registrant will indemnify a director or executive officer of the Registrant (the "Indemnitee") if the Indemnitee is a party to or otherwise involved in any legal proceeding by reason of the fact that the Indemnitee is or was a director or executive officer of the Registrant, or is or was serving at the request of the Registrant in certain capacities with another entity, against all expenses, judgments, settlements, fines and penalties, actually and reasonably incurred by the Indemnitee, in connection with the defense or settlement of such proceeding. Indemnification is only available if the Indemnitee acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, or in the case of a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The same coverage is provided whether or not the suit or proceeding is a derivative action. Derivative actions may be defined as actions brought by one or more shareholders of a corporation to enforce a corporate right or to prevent or remedy a wrong to the corporation in cases where the corporation, because it is controlled by the wrongdoers or for other reasons, fails or refuses to take appropriate action for its own protection. The Indemnification Agreements mandate advancement of expenses to the Indemnitee if the Indemnitee provides the Registrant with a written promise to repay the advanced amounts in the event that it is determined that the conduct of the Indemnitee has not met the applicable standard of conduct. In addition, the Indemnification Agreements provide various procedures and presumptions in favor of the Indemnitee's right to receive indemnification under the Indemnity Agreement.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.    Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elyria, State of Ohio, on this 23rd day of May, 2013.

INVACARE CORPORATION

By:	/s/ Gerald B. Blouch
Gerald B. Blouch
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Invacare Corporation, hereby severally constitute and appoint Gerald B. Blouch, Robert K. Gudbranson and Anthony C. LaPlaca, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Invacare Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated as of May 23, 2013.

Signature	Title

/s/ A. MALACHI MIXON, III	Chairman of the Board of Directors
A. Malachi Mixon, III

/s/ GERALD B. BLOUCH	President, Chief Executive Officer and Director (Principal Executive Officer)
Gerald B. Blouch

/s/ ROBERT K. GUDBRANSON	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)
Robert K. Gudbranson

/s/ MICHAEL F. DELANEY	Director
Michael F. Delaney

/s/ C. MARTIN HARRIS, M.D.	Director
C. Martin Harris, M.D.

/s/ JAMES L. JONES	Director
James L. Jones

/s/ DALE C. LAPORTE	Director
Dale C. LaPorte

/s/ DAN T. MOORE, III	Director
Dan T. Moore, III

/s/ CHARLES S. ROBB	Director
Charles S. Robb

/s/ BAIJU R. SHAH	Director
Baiju R. Shah

/s/ ELLEN O. TAUSCHER	Director
Ellen O. Tauscher

/s/ WILLIAM M. WEBER	Director
William M. Weber

INVACARE CORPORATION
EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.1
Second Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3(a) to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2008).

4.2	Code of Regulations of the Company, as last amended on May 21, 2009 (incorporated herein by reference to Exhibit 3.1 of the Registrant's Form 10-Q for the fiscal quarter ended June 30, 2009).
4.3	Specimen Share Certificate for Common Shares (incorporated herein by reference to Exhibit 4(a) to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2005).
4.4
Rights Agreement between the Registrant and National City Bank (as predecessor in interest to Wells Fargo Bank, N.A., dated as of July 8, 2005 (incorporated herein by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K, dated July 8, 2005).

4.5	Invacare Corporation 2013 Equity Compensation Plan (incorporated by reference to Exhibit 10.1 of the Registrant's Current Report on Form 8-K filed on May 21, 2013).
5.1	Opinion of Calfee, Halter & Griswold LLP (filed herewith).
23.1	Consent of Ernst & Young LLP (filed herewith).
23.2	Consent of Calfee, Halter & Griswold LLP (included in Exhibit 5.1 of this Registration Statement).
24.1	Power of attorney (included on the signature pages of this Registration Statement).